                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           YARDVILLE NATIONAL BANCORP
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                                                                 April 10, 2000


To Our Shareholders:


     You are cordially invited to attend the Annual Meeting of Shareholders of Yardville National Bancorp to be held on Tuesday, May 2, 2000 at 10:00 a.m. at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey.

     At this meeting of the Company, shareholders will be asked to elect four directors to the Company's Board of Directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     In addition, shareholders will be asked to consider the adoption of an amendment to the 1997 Stock Option Plan increasing the number of shares of the Company's common stock that may be issued pursuant to the plan from 410,000 shares to 1,070,000 shares.

     During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions you may have.

     The Company has scheduled a continental breakfast for shareholders immediately preceding the meeting.

     Whether or not you plan to be at the meeting, please be sure to complete, sign and return the proxy card enclosed with this Proxy Statement, so that your shares may be voted in accordance with your wishes.



                                   Very truly yours,



                                   PATRICK M. RYAN
                                   President and Chief Executive Officer

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 2, 2000


     Notice is hereby given that the Annual Meeting of Shareholders of Yardville National Bancorp (the "Company") will be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on May 2, 2000 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

     1. The election of the four persons named in the accompanying Proxy Statement to serve as directors of the Company until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     2. Approving an amendment to the 1997 Stock Option Plan (the "1997 Plan") increasing the number of shares of the Company's common stock that may be issued pursuant to the 1997 Plan from 410,000 shares to 1,070,000 shares.

     3. Such other business as shall properly come before the meeting.

     Shareholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, we request that the enclosed proxy be executed and returned to the Company. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Company a later dated proxy or by delivering a written notice of revocation to the Company at or prior to the meeting.



                                                 By Order of the Board of
                                                 Directors




                                                 STEPHEN F. CARMAN, Secretary


April 10, 2000



                  IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY

                          YARDVILLE NATIONAL BANCORP
                                2465 Kuser Road
                          Hamilton, New Jersey 08690


                                PROXY STATEMENT
                             DATED APRIL 10, 2000

                      GENERAL PROXY STATEMENT INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Yardville National Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday May 2, 2000, or such later date to which the Annual Meeting may be adjourned or postponed. This Proxy Statement is first being mailed to shareholders on approximately April 10, 2000.

     If a shareholder is participating in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of the Company's common stock, no par value (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held by the Dividend Reinvestment Plan Administrator in the shareholder's Dividend Reinvestment Plan account. If a proxy is not returned, shares of Common Stock, including any held under the Dividend Reinvestment Plan, will not be voted on behalf of the shareholder.

Outstanding Shares and Voting Rights

     The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is March 24, 2000. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting.

     On the record date 6,755,794 shares of Common Stock (the only class of stock outstanding) were outstanding and all outstanding shares are eligible to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A plurality of the votes cast is necessary for the election of directors, Proposal 1. The affirmative vote of the holders of a majority of the votes cast is necessary for approval of the amendment to the 1997 Stock Option Plan, Proposal 2.

     All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the four nominees for director who are named in this Proxy Statement and in favor of the amendment to the 1997 Plan, unless the shareholder specifies a different choice by means of his or her proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.

     At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person and votes cast by proxy. Under applicable state law and the Company's Restated Certificate of Incorporation and By-Laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Company's Restated Certificate of Incorporation or By-Laws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.

Revocability of Proxies

     Any shareholder giving a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by a later-dated proxy or by a written revocation sent to Stephen F.

Carman, Secretary of the Company, at 2465 Kuser Road, Hamilton, New Jersey 08690 (Mailing Address: P.O. Box 8487, Trenton, New Jersey 08650). A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or by filing a written notice of such revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.


Solicitation of Proxies

     This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone, or by other electronic means by officers, directors and employees of the Company or the Company's wholly-owned bank subsidiary, The Yardville National Bank (the "Bank"), who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable expenses incurred in that connection.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation and the By-Laws of the Company provide that the number of directors shall not be less than five or more than twenty-five and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at twelve.

     Pursuant to the Restated Certificate of Incorporation, the directors of the Company are divided into three classes and each class is elected to serve for staggered three-year terms.

     Lorraine Buklad, Sidney L. Hofing, James J. Kelly and Louis R. Matlack have been nominated for three year terms as directors. The eight directors named in Table II below have terms of office extending beyond the Annual Meeting. If, for any reason, any of the four nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors. The Board has no reason to believe that any of the named nominees are not available or will not serve if elected.

     The names of the nominees for election and certain information about them and about the directors whose terms extend beyond this Annual Meeting are set forth in the following tables. Years of service on the Board of Directors includes prior service on the Bank's board.


                  Table I -- Nominees for 2000 Annual Meeting

                                                                                  Nominated
Name, Age and                      Principal Occupations             Director     For Term
Position with Company              During Past Five Years              Since      Expiring
-----------------------   ---------------------------------------   ----------   ----------
Lorraine Buklad, 64       Funeral Director and President               1988         2003
                          of Buklad Memorial Homes

Sidney L. Hofing, 65      President and CEO of The Eagle Group,        1997         2003
                          Inc. (Real estate development and
                          management company); Chairman of
                          General Packaging Services, Inc.
                          (November 1986 to December 1998)

James J. Kelly, 65        Private Consultant                           1997         2003
                          (Electrical contracting)

Louis R. Matlack, 65      Principal, Matlack Mediation                 1997         2003

     Mr. Hofing is also a director of Admiralty Bancorp, a public company whose shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     Table II -- Directors Whose Terms Continue Beyond This Annual Meeting


Name, Age and                             Principal Occupations               Director       Term
Position with Company                     During Past Five Years                Since      Expiring
----------------------------   -------------------------------------------   ----------   ---------
Anthony M. Giampetro, 63       Physician, private practice                   1994         2001

Patrick M. Ryan, 55            President and CEO of the Company and          1992         2001
President and Chief            the Bank
Executive Officer

F. Kevin Tylus, 45             Senior Vice President and Chief Operating     1992         2001
                               Officer CIGNA Dental (November 99 to
                               present); Vice President/Director for
                               Prudential Health Care Group (July 1995
                               to November 1999); Chief Operating
                               Officer for Eastern Mercy Health System
                               (September 1992 to July 1995)

Elbert G. Basolis, Jr., 38     President, CFO and Owner of Aqua              1996         2001
                               Control Inc. (Water utility consultant);
                               Executive Vice President of Garrison
                               Enterprises, Inc. (Construction)

C. West Ayres, 72              President, Ayres Pontiac-Cadillac             1978         2002
                               Company, Inc. (Car sales)

Jay G. Destribats, 65          Chairman of the Board of the Company          1990         2002
Chairman of the Board          and the Bank; Partner, Destribats,
                               Campbell, DeSantis, Magee and O'Donnell
                               (Counselors at law)

Gilbert W. Lugossy, 64         Retired April 1997; formerly Member,          1991         2002
                               New Jersey State Parole Board
                               (April 1990 to April 1997)

Weldon J. McDaniel Jr., 73     Technical Assistant -- Engineering,           1986         2002
                               USX Corporation
                               (March 1993 to present)

Board Meetings and Committees, Functions and Attendance

     The Company held eight meetings of the Board during 1999. The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank holds regularly scheduled meetings once a month and special meetings as circumstances require. During 1999, the Board of Directors of the Bank held twelve meetings.

     The Board of Directors has a number of committees, including the Audit, Organization and Compensation, and Nominating Committees. The functions of those Committees are set forth below:

Audit

     Chaired by Mr. Lugossy and including Messrs. McDaniel, Jr., Basolis, Jr., Kelly, and Matlack, this committee met four times in 1999. The function of the Audit Committee is to review the general audit plan and report of the independent certified public accountants and recommend to the Board of Directors the appointment of independent certified public accountants. This committee also approves the internal audit and loan review scope, reviews internal audit reports and management's reponses to those audits, reviews all examination reports of the regulatory agencies and recommends to the Board any action to be taken in connection therewith.

Organization and Compensation

     Chaired by Mr. Tylus and including Messrs. Destribats, Ryan, Basolis, Jr., and McDaniel, Jr., this committee met two times in 1999. The Organization and Compensation Committee is responsible for assuring an effective and competitive salary structure for the senior management of the Company and Bank. This committee recommends to the Board employment, promotion and annual compensation arrangements for senior management of the Company and Bank.

Nominating

     Chaired by Mr. Destribats and including Ms. Buklad and Messrs. McDaniel, Jr., Ryan, and Ayres, this committee met three times in 1999. The Nominating Committee considers the appropriate size and composition of the Board. This committee also recommends nominees to the Board of Directors for election as directors.

     During 1999, each director of the Company attended at least 75% of the aggregate total number of Board meetings of the Company and meetings of the committees of the Board of the Company on which such director served.

         PROPOSAL II --APPROVAL OF AMENDMENT TO 1997 STOCK OPTION PLAN

     The Board of Directors has approved for submission to the shareholders, an amendment to the Yardville National Bancorp 1997 Stock Option Plan (the "1997 Plan") to increase the number of shares of the Company's common stock that may be issued pursuant to the plan from 410,000 shares to 1,070,000 shares. The objective of the 1997 Plan is to assist the Company in attracting and retaining highly qualified persons as employees of the Company and the Bank and to provide such employees with incentives to contribute to the growth and development of the Company. The 1997 Plan provides for the granting of both incentive stock options under Section 422 of the Code and non-qualified stock options. Set forth below is a summary of certain important features of the amended 1997 Plan, which summary is qualified in its entirety by reference to the full text of the 1997 Plan, as amended, which is published in the Proxy Statement as Appendix A. The proposed amendment is shown in italics in Appendix A.

Administration

     The 1997 Plan will be administered by a Stock Option Committee (the "Committee") of not less than two Directors who are ineligible to receive options under the 1997 Plan within one year of such designation. The Board will annually appoint members of the Committee at the annual reorganization meeting.

     The Committee will identify the optionees and determine the number of shares subject to each option, the date of grant and the terms and conditions governing the option. The Committee has the responsibility of interpreting the 1997 Plan and making all administrative determinations thereunder.

Eligibility

     Options may be granted to any employee of the Company or the Bank. Since discretion for stock options is vested in the Committee, the Committee determines the identity and number of employees who will receive options under the 1997 Plan. A person who is a director of the Company or any of its subsidiaries will not be considered an employee for purposes of the 1997 Plan solely because he or she is a director. However, a person who is an employee will not be disqualified by virtue of being a director of the Company or any subsidiary.

Terms and Conditions of Stock Options

     Term

     The 1997 Plan provides that if an optionee's employment terminates by reason of death or disability, his or her options will terminate twelve months later. If an optionee's employment terminates for any other reason, his or her options will terminate three months later.

     Each stock option granted under the 1997 Plan will expire no later than ten years after the date on which it shall have been granted. Any incentive stock options granted to any optionee who owns more than 10% of the Common Stock (a "10% Shareholder") will terminate no later than five years after the date on which the incentive stock option was granted.

     Limitations on Grant

     An option granted under the 1997 Plan may be either an incentive stock option or a non-qualified stock option. No incentive stock option may be granted to an individual if the fair market value (determined as of the date of grant of the option) of Common Stock which first becomes purchasable thereunder and under all other options held by such individual would exceed $100,000 in any calendar year. Options granted under the 1997 Plan that are not considered incentive stock options will be non-qualified stock options, and therefore, will not contain the dollar limitation stipulated for the incentive stock options.

     Exercise Price

     The 1997 Plan generally provides that options are to be granted at an exercise price equal to the "fair market value" (on the date of grant) of the Common Stock purchasable thereunder. The 1997 Plan provides that incentive stock options granted to 10% Shareholders must bear an exercise price of not less than 110% of "fair market value" on the date of grant. Fair market value will mean the closing price of a share of Common Stock on the immediately preceding business day as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or a similar organization if NASDAQ is no longer reporting such information.

     The 1997 Plan provides that the purchase price for shares acquired pursuant to the exercise of any option is payable in full at the time of exercise. The purchase price may be paid in cash or in shares of Common Stock already owned with a fair market value (on the date of exercise) equal to the purchase price for the shares being acquired pursuant to the exercise of options.

     Shares Subject to the 1997 Plan

     When adopted the 1997 Plan authorized the Company to issue up to 200,000 shares of common stock pursuant to incentive and non-qualified stock options. Due to a two-for-one stock split effected in the form of a 100% stock dividend and a 2.5% stock dividend the number of authorized shares was increased to 410,000 shares pursuant to the terms of the 1997 Plan. The amendment to the 1997 Plan would authorize the Company to issue up to 1,070,000 shares of common stock pursuant to incentive and non-qualified stock options. The 1997 Plan provides that the number of shares available for stock options and the number of shares covered by outstanding stock options will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in the Company's capital stock. Comparable changes will be made to the exercise price of outstanding options. Options to purchase 383,914 shares were outstanding as of March 31, 2000, of which options to purchase 146,818 shares are exercisable as of that date. As of March 31, 2000 there were 26,086 additional shares available for issuance pursuant to the 1997 Plan.

Amendment and Termination

     By its terms, no incentive stock options may be granted under the 1997 Plan after April 24, 2007. The Board of Directors has the right to terminate the 1997 Plan at any time.

     The Board of Directors also has the right to amend the 1997 Plan; provided, however, that it may not, without further shareholder approval (i) increase the maximum number of shares subject to the 1997 Plan (except for adjustments as described above), (ii) extend the period during which options may be granted or exercised or (iii) make any other changes unless the Board determines that the change would not materially increase the cost of the 1997 Plan to the Company.

Federal Income Tax Consequences Under the 1997 Plan

     Incentive Stock Options

     For incentive stock options, the optionee will not realize any taxable income upon receipt of shares upon the exercise of the option. However, the excess of the fair market value of the stock on the date of exercise over the exercise price is an item of adjustment to be taken into account in determining whether the "alternative minimum tax" will apply for the year of exercise. If the shares acquired upon exercise are held at least two years from the date of grant and one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). If the two year and one year holding periods are not met (a "disqualifying disposition"), an optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term or short-term gain depending upon whether the stock has been held for more than twelve months. If an optionee makes a disqualifying disposition, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

     In general, if an optionee in exercising an incentive stock option tenders shares of Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other incentive stock options, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other incentive stock option.

     As noted above, the exercise of an incentive stock option could subject the optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of adjustment for purposes of the alternative minimum tax. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in a given year, (alternative minimum tax, if applicable, would be incurred equal to 26% of the excess alternative minimum taxable income up to $175,000 and 28% for any amount in excess of $175,000).

     Nonqualified Stock Options

     Nonqualified stock options granted under the 1997 Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted an nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes. Generally, upon exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise.

     The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired upon the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as a long-term capital gain or loss if the shares have been held for more than one year at their disposition.

     Tax Rates

     Under current law, the maximum marginal Federal income tax rate on ordinary income is 39.6%. The maximum Federal income tax imposed on adjusted net capital gains, however, is 20%. Net capital gains means the excess of net long-term capital gains over net short-term capital loss. Net short-term capital gains may be taxed at rates for ordinary income. Capital losses may be offset only against capital gains and may be deducted against ordinary income only to the extent of three thousand dollars ($3,000) per year.

     The foregoing Federal income tax information is a summary only, and does not purport to be a complete statement of the relevant provisions of the Code. Because of the complexity of the Federal income tax laws and the application of various state income tax laws, optionees are advised to consult their personal tax advisors before exercising an option or disposing of any stock received pursuant to the exercise of an option.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2, ADOPTION OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                  MANAGEMENT
     The following table sets forth the name and age of each executive officer of the Company and the Bank (excluding Messrs. Ryan and Destribats) and the business experience of these individuals during the past five years. Unless otherwise indicated, each named position is with the Bank. The executive officers are appointed to their respective offices annually.

Name, Age and                            Principal Occupations
Position with Company                    During Past Five Years
--------------------------------------   ----------------------------------------------------------
Stephen F. Carman, 43
 Secretary and Treasurer .............   Secretary and Treasurer of the Company and Executive
                                         Vice President and Chief Financial Officer of the Bank
James F. Doran, 56
 First Senior Vice President .........   First Senior Vice President and Senior Loan Officer
                                         (April 1996 to present); Senior Vice President (January
                                         1994 to April 1996)
Frank Durand, III, 49
 Senior Vice President ...............   Senior Vice President and Bank Administrator (Febru-
                                         ary 1995 to present); Senior Vice President and Branch
                                         Administrator (November 1992 to February 1995)
Kathleen A. Fone, 51
 Senior Vice President ...............   Senior Vice President, Human Resources (February
                                         2000 to present); Vice President, Human Resources
                                         (October 1988 to February 2000)
Howard N. Hall, 40
 First Senior Vice President .........   First Senior Vice President and Controller (February
                                         2000 to present); Senior Vice President and Controller
                                         (November 1997 to February 2000); Vice President
                                         and Chief Financial Officer of Commonwealth State
                                         Bank (April 1992 to October 1997)
Richard A. Kauffman, 53
 Senior Vice President ...............   Senior Vice President and Chief Technology Officer
                                         (November 1997 to present); Senior Vice President and
                                         Controller (March 1995 to November 1997); Senior
                                         Vice President and Auditor (April 1991 to March 1995)
Timothy J. Losch, 49
 Executive Vice President ............   Executive Vice President and Chief Operating Officer
                                         (June 1997 to present); Senior Vice President and
                                         Director of Public Affairs and Governmental Relations
                                         of CoreStates Bank NA (February 1993 to May 1997)
Nina Melker, 38
 Senior Vice President ...............   Senior Vice President and Retail Administrator (Janu-
                                         ary 1998 to present); Vice President and Retail Admin-
                                         istrator (February 1995 to January 1998); Vice Presi-
                                         dent, Commercial Lending (July 1993 to February
                                         1995)
Thomas L. Nash, 59
 Senior Vice President ...............   Senior Vice President, Commercial Mortgage Lending
                                         (January 1999 to present); Vice President, Commercial
                                         Mortgage Lending (October 1995 to January 1999);
                                         President and CEO of Family First Savings Bank
                                         (October 1993 to October 1995)
Mary C. O'Donnell, 52
 First Senior Vice President .........   First Senior Vice President and Chief Credit Officer
                                         (April 1996 to present); Senior Vice President (Sep-
                                         tember 1992 to April 1996)
Sarah J. Strout, 45
 Senior Vice President ...............   Senior Vice President, Commercial Lending (January
                                         1997 to present); Vice President, Commercial Lending
                                         (October 1991 to January 1997)

           STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The table below sets forth the beneficial ownership of the Company's Common Stock as of March 24, 2000, by each person who is known by the Company to beneficially own 5% or more of the Common Stock, each other director and nominee, each of the Named Executive Officers (See Executive Officers' Compensation) and all directors and executive officers of the Company and the Bank as a group. All shares of a named person are deemed to be subject to that person's sole voting and investment power unless otherwise indicated. Shares subject to stock options are included as outstanding shares of Common Stock except to the extent such options are not exercisable within 60 days. Other than stock options, there are no securities outstanding giving the holders the right to acquire shares of Common Stock. Each of the Named Executive Officers and each director and nominee have an address c/o Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690.

                                                Number of Shares         Percent of
Name of Beneficial Owner                     Beneficially Owned (1)     Common Stock
-----------------------------------------   ------------------------   -------------
Directors:
C. West Ayres                                      80,623 (2)               1.19%
Elbert G. Basolis, Jr.                             27,145 (3)                  *
Lorraine Buklad                                   134,430 (4)               1.99%
Stephen F. Carman                                  46,666 (5)                  *
Jay G. Destribats                                 207,360 (6)               3.06%
Anthony M. Giampetro M.D.                          72,992 (7)               1.08%
Sidney L. Hofing                                   99,837 (8)               1.48%
James J. Kelly                                    170,280 (9)               2.52%
Timothy J. Losch                                   32,987 (10)                 *
Gilbert W. Lugossy                                 14,547 (11)                 *
Louis R. Matlack, Ph.D.                            87,500 (12)              1.29%
Weldon J. McDaniel, Jr.                            11,029 (13)                 *
Patrick M. Ryan                                   331,853 (14)              4.89%
F. Kevin Tylus                                    152,504 (15)              2.29%

Directors and Executive Officers of the         1,323,750 (16)             19.10%
 Company as a group (22 persons)

Wellington Management Company, LLP                603,100 (17)              8.93%
 75 State Street
 Boston, Massachusetts 02109

------------
* Less than 1%


(1) The number of beneficially owned shares includes shares over which the named person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (1) voting power, which includes the power to vote, or direct the voting of, such security; or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

(2) Includes 2,152 shares held by Mr. Ayres spouse, and 2,624 shares issuable upon exercise of options held by Mr. Ayres under the Company's 1994 Stock Option Plan (the "1994 Plan") (See Director Compensation Arrangements).

(3) Includes 9,100 shares held by Aqua Control Inc. and 4,264 shares issuable upon exercise of options held by Mr. Basolis, Jr. under the Company's 1994 Plan.

(4) Includes 2,624 shares issuable upon exercise of options held by Ms. Buklad under the 1994 Plan.

(5) Includes 33,620 shares issuable upon exercise of options held by Mr. Carman under the Company's 1988 Stock Option Plan (the "1988 Plan") and the Company's 1997 Stock Option Plan (the "1997 Plan"), 632 shares in the Yardville National Bank Employee Stock Ownership Plan Trust (the "ESOP"), 3,037 shares held jointly with Mr. Carman's spouse and 225 shares held by Mr. Carman as custodian for his child.

 (6) Includes 16,400 shares issuable upon exercise of options held by Mr. Destribats under the 1997 Plan, 52,000 shares held in the Destribats Family Trust, of which Mr. Destribats is the Trustee, 3,000 shares held jointly by Mr. Destribats and his spouse, 7,657 shares in the Yardville National Bank 401(K) plan, 843 shares in the ESOP and 124,272 shares in the ESOP over which Mr. Destribats, as a trustee, shares voting rights with Mr. Ryan and Mr. Tylus.

 (7) Includes 26,908 shares held in the name of Anthony M, Giampetro, M.D., custodian for Anthony Giampetro, John Giampetro, and Celeste Giampetro, under the Pennsylvania Uniform Gift to Minors Act, 16,400 shares held in the name of Bellarmino-Giampetro Profit Sharing Fund, 24,190 shares held in the name of Bellarmino-Giampetro Pension Voluntary Contribution Plan and 2,624 shares issuable upon exercise of options held by Dr. Giampetro under the 1994 plan.

 (8) Includes 82,757 shares held by Mr. Hofing's spouse, 11,176 shares held in the Hofing Family Limited Partnership and 5,904 shares issuable upon exercise of options held by Mr. Hofing under the 1994 Plan.

 (9) Includes 5,904 shares issuable upon exercise of options held by Mr. Kelly under the 1994 Plan.

(10) Includes 19,954 shares issued upon the exercise of options held by Losch under the 1997 plan, 2,218 shares in the Yardville National Bank 401(K) plan, 632 shares in the ESOP, and 50 shares held by Mr. Losch as custodian for one of his children.

(11) Includes 2,624 shares issuable upon exercise of options held by Mr. Lugossy under the 1994 Plan and 2,735 shares held jointly with Mr. Lugossy's spouse.

(12) Includes 2,624 shares issuable upon exercise of options held by Mr. Matlack under the 1994 plan, 6,199 shares held in the Matlack Family Trust, of which Mr. Matlack is a co-executor and 36,561 shares in the Hannah F. Hendrickson Family Trust, of which Mr. Matlack is a co-trustee.

(13) Includes 2,624 shares issuable upon exercise of options held by Mr. McDaniel, Jr. under the 1994 plan.

(14) Includes 32,800 shares issuable upon exercise of options held by Mr. Ryan under the Company's 1997 Plan, 3,098 shares in the Yardville National Bank 401(K) plan, 843 shares in the ESOP, 451 shares held by Mr. Ryan as custodian for his children and 124,272 shares in the ESOP over which Mr. Ryan, as a trustee, shares voting rights with Mr. Destribats and Mr. Tylus.

(15) Includes 2,624 shares issuable upon exercise of options held by Mr. Tylus under the 1994 plan, 7,544 shares held jointly with Mr. Tylus's spouse and 124,272 shares in the ESOP over which Mr. Tylus, as a trustee, shares voting rights with Mr. Destribats and Mr. Ryan.

(16) Includes 176,210 shares issuable upon exercise of options held by such persons as a group under the 1988 Plan, the 1994 Plan, and the 1997 Plan, and 122,272 ESOP shares over which Mr. Destribats, Mr. Ryan and Mr. Tylus have shared voting rights as trustees.

(17) Includes 377,900 shares as to which Wellington Management Company, LLP has shared power to vote or to direct the voting of and 603,100 shares as to which Wellington Management Company, LLP has shared power to dispose of or to direct the disposition of.

                       EXECUTIVE OFFICERS' COMPENSATION
                          Summary Compensation Table

     The following table sets forth compensation paid or allocated with respect to the fiscal years ended December 31, 1999, 1998 and 1997 for services rendered in all capacities to the Company and the Bank by the President and Chief Executive Officer of the Company and the only other three executive officers whose aggregate salary and bonus exceeded $100,000 in any of such years (collectively, the "Named Executive Officers"):

                                                                               Long Term
                                                                             Compensation
                                                Annual Compensation             Awards
                                            ----------------------------   ----------------
                                                                              Securities        All Other
                                                                              Underlying       Compensation
Name and Principal Position         Year     Salary ($)     Bonus($)(1)     Options/SARs #        ($)(2)
--------------------------------   ------   ------------   -------------   ----------------   -------------
Patrick M. Ryan,                   1999        225,000        160,400                0            22,411
President and Chief Executive      1998        200,000        100,435           82,000            11,874
Officer of the Company             1997        200,000        100,120                0            11,187

Jay G. Destribats,                 1999        180,000              0                0            17,765
Chairman of the Company            1998        160,000              0           41,000             7,633
                                   1997        150,000              0                0             7,092

Stephen F. Carman,                 1999        120,000         19,000                0            13,494
Secretary and Treasurer of the     1998        100,000         12,500           32,800             5,155
Company                            1997         85,000         18,000                0             4,694

Timothy J. Losch,                  1999        120,000         15,000                0            13,661
Executive Vice President and       1998        115,000         12,500           32,800            11,054
Chief Operating Officer of the     1997         61,250          9,000           10,250             2,019
Bank (3)

------------
(1) Paid in the fiscal year following the fiscal year for which it is reported.

(2) All other compensation includes the Company's contribution under its 401(k) plan for the fiscal years ended December 31, 1999, 1998 and 1997 for (a) Mr. Ryan: $5,000, $5,000, and $4,556, (b) Mr. Destribats: $3,715, $3,692,
    and $3,462, (c) Mr. Carman: $2,580, $2,486, and $2,125, and (d) Mr. Losch:
    $2,101 and $1,351. Other compensation also includes annual premiums paid by the Company for an executive group term replacement life insurance plan for the fiscal years ended December 31, 1999, 1998 and 1997 for (a) Mr.
    Ryan: $3,288, $3,028, and $2,785, (b) Mr. Destribats: $4,253, $3,941, and
    $3,630, (c) Mr. Carman: $1,259, $1,147 and $1,047, and (d) Mr. Losch:
    $1,905 and $8,376. Other compensation also includes the cost related to shares granted to each executive under the Yardville National Bank
    Employee Stock Ownership Trust for the fiscal year ended December 31, 1999 for (a) Mr. Ryan: $9,796, (b) Mr. Destribats: $9,796, (c) Mr. Carman:
    $7,347 and (d) Mr. Losch: $7,347. Other compensation also includes the cost associated with the payment for up to one week of unused vacation per year for the fiscal years ended December 31, 1999, 1998 and 1997 for (a) Mr. Ryan: $4,327, $3,846 and $3,846, (b) Mr. Carman: $2,308, $1,522 and
    $1,522 and (c) Mr. Losch: $2,308, $1,327 and $2,019.

(3) Mr. Losch was hired in June 1997.

                       Option Grants in Last Fiscal Year

     There were no stock options granted to the Chief Executive Officer or the other Named Executive Officers during the fiscal year ended December 31, 1999.

        Option Exercises in Last Fiscal Year and Year-End Option Values


     The following table sets forth the aggregate stock options exercised by each of the Named Executive Officers during the fiscal year ended December 31, 1999:

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTIONS/SAR VALUES

                                                                Number of
                                                               Securities
                                                               Underlying        Value of Unexercised
                                                               Unexercised           In-the-Money
                                                             Options/SARs at          Options at
                                                               FY-End (#)             FY-End ($)
                                                           -------------------   --------------------
                       Shares Acquired         Value         Exercisable(E)/       Exercisable(E)/
        Name           on Exercise (#)     Realized ($)     Unexercisable (U)      Unexercisable(U)
-------------------   -----------------   --------------   -------------------   --------------------
                                                               E         U           E           U
Patrick M. Ryan            10,500             95,462        26,400    65,600       77,226         0
Jay G. Destribats               0                  0         8,200    32,800            0         0
Stephen F. Carman               0                  0        27,060    26,240      158,313         0
Timothy J. Losch                0                  0        13,394    29,656        2,771     1,385

Employment Contracts and Termination of Employment and Change in Control Arrangements

     The Company employs Patrick M. Ryan as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company under an employment contract that became effective January 31, 1999. Mr. Ryan is employed for a period of 24 months commencing January 31, 1999, and the contract automatically renews for successive 12-month periods thereafter unless either of the parties gives notice to the contrary. The employment contract provides for an annual base salary of $225,000, which salary will be reviewed and may be adjusted annually by the Board of Directors. In addition, Mr. Ryan will receive an annual cash performance bonus equal to 2% of the profits of the Company, after taxes, for each fiscal year, when such profits are $5,000,000 or more. Mr. Ryan is also entitled to participate in any employee benefit plan or perquisite arrangement established by the Company or the Bank and available to senior executives and key management employees of the Company or the Bank, and the Bank provides him with an automobile for his personal use. The employment contract may be terminated with or without cause (as defined in the employment contract).

     In the event the employment contract is terminated by the Company, other than for death, disability or cause, within three years after a Change in Control (as defined below), or by Mr. Ryan, other than for death or disability, within six months after a Change in Control, Mr. Ryan will be entitled to receive an amount equal to three times his annual salary at the time of such termination in a lump sum promptly after the occurrence of such termination (a "Change in Control Termination"). If the Company terminates the employment contract other than for disability, death or cause, and in the absence of a Change in Control, Mr. Ryan will be entitled to receive a lump-sum payment upon termination equal to the amount that would have been payable to him at his then current annual salary for the remainder of the contract term. For purposes of Mr. Ryan's employment contract, the term "Change in Control" means:

     (i) the acquisition by any person or group acting in concert of the beneficial ownership of 40% or more of any class of equity security of the Company, or

     (ii) the approval by the Board of Directors of the Company of the sale of all or substantially all of the assets of the Bank or the Company, or

     (iii) the approval by the Board of Directors of the Company of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

     The Bank has entered into a Salary Continuation Plan for the benefit of Mr. Ryan, dated October 28, 1994, whereby the Bank has agreed to make monthly payments to Mr. Ryan or his designated beneficiary upon the termination of his employment in certain circumstances and subject to certain conditions, as described below, based upon the amount of his annual salary at the time of termination (the "Final Annual Salary").

     If Mr. Ryan continues to be an employee of the Bank until his normal retirement date upon the attainment of age 65, which date is June 21, 2009, Mr. Ryan may thereafter retire and he or his designated beneficiary will be entitled to receive a monthly payment equal to (i) 50% of the Final Annual Salary divided by (ii) 12 (the "Monthly Retirement Payment"), payable for a period of 180 months or for his life, if longer. In addition, during the 180 month period following retirement, Mr. Ryan has agreed to be an independent contractor/consultant to the Bank for a reasonable fee to be mutually agreed upon and paid by the Bank to Mr. Ryan for his consulting services. During this 180 month period, Mr. Ryan has also agreed to be subject to certain prohibitions on competition with the Bank.

     If Mr. Ryan becomes totally disabled, as determined by the Bank, while he is an employee of the Bank, and his employment terminates, the Bank will make a monthly payment to Mr. Ryan equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment due to his disability, and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. This disability payment will commence the first month after such termination and continue until Mr. Ryan recovers from such disability, reaches the age of 65, or dies, whichever occurs first. If such disability continues beyond June 21, 2009, Mr. Ryan will then be entitled to the Monthly Retirement Payment as described above.

     If Mr. Ryan terminates his employment with the Bank or if the Bank terminates Mr. Ryan's employment for any other reason other than disability prior to June 21, 2009, the Bank will make 180 monthly payments to Mr. Ryan commencing June 21, 2009. Each payment will be in an amount equal to one-twelfth of the product obtained by multiplying (a) 50% of the Final Annual Salary by (b) a fraction, the numerator of which is the number of full years between the date of the Salary Continuation Plan and the date of termination of Mr. Ryan's employment and the denominator of which is the number of full years between the date of the Salary Continuation Plan and June 21, 2009. The foregoing will not apply, however, if Mr. Ryan's employment is terminated because he has committed an act which exposes the Bank to economic harm or damages the reputation or good will of the Bank.

     In the event of a change of control of the Bank, (i.e., acquisition of at least 40% of the Bank by an entity or individual that is not currently a stockholder of the Company), if Mr. Ryan either resigns from his position with the Bank or if his employment is terminated for any reason, which termination shall be deemed to have occurred if Mr. Ryan's responsibilities are diminished or assumed by another individual, then Mr. Ryan or his designated beneficiary will be entitled to receive the Monthly Retirement Payment as described above without reduction on account of termination prior to June 21, 2009.

     If Mr. Ryan dies before June 21, 2009, commencing with the first month following his death and continuing for 179 months thereafter, the Bank shall pay the Monthly Retirement Payment to Mr. Ryan's named beneficiary as described above.

     The Company employs Jay G. Destribats as Chairman of the Board of the Company and as Chairman of the Board of the Bank under an employment contract that became effective as of January 31, 1999. The employment contract provides for an annual salary of $180,000. The terms of Mr. Destribats' employment contract are otherwise comparable to the terms of Mr. Ryan's employment contract, but Mr. Destribats' employment contract does not provide for an annual bonus. The Bank has also entered into a Salary Continuation Plan for the benefit of Mr. Destribats on terms comparable to the plan for Mr. Ryan, but with a normal retirement date at age 70 on March 27, 2005.

     The Company employs Stephen F. Carman as Executive Vice President and Chief Financial Officer of the Bank under an employment contract that became effective as of January 31, 1999. The employment contract provides for an annual salary of $120,000 in the first year and $125,000 in the second year of the contract term. The terms of Mr. Carman's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Carman's contract does not provide for an annual bonus, provides for a lump-sum payment equal to two times Mr. Carman's annual salary in the event of a Change in Control Termination, and does not provide for any payment to Mr. Carman upon termination of the employment contract for any other reason. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Carman dated January 22, 1996. If Mr. Carman dies while in the employment of the Bank, the Bank shall pay to Mr. Carman's designated beneficiary an amount equal to 75% of Mr. Carman's final annual salary in 120 equal monthly installments.

     The Company employs Timothy J. Losch as Executive Vice President and Chief Operating Officer of the Bank under an employment contract that became effective as of January 31, 1999. The employment contract provides for an annual salary of $120,000 in the first year and $125,000 in the second year of the contract term. The terms of Mr. Losch's employment contract are otherwise comparable to the terms of Mr. Ryan's contract, except that Mr. Losch's contract does not provide for an annual bonus, provides for a lump-sum payment equal to two times Mr. Losch's annual salary in the event of a Change in Control Termination, and does not provide for any payment to Mr. Losch upon termination of the employment contract for any other reason. The Bank has also entered into a Survivor Income Plan for the benefit of Mr. Losch dated January 1, 1998, on terms comparable to the plan for Mr. Carman.

Director Compensation Arrangements

     For 1999, non-employee directors of the Company (which includes all directors other than Mr. Destribats and Mr. Ryan) were paid $100 for each Company Board meeting attended which was not held on the same day as a Bank Board meeting was held. Non-employee directors were paid a fee of $600 per Bank Board meeting. Non-employee directors were also paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank ($250 in the case of the chairman of such meeting). When committee meetings are held on the same day, only one fee is paid to each such director who attends such meetings. In 1999 non-employee directors were paid an annual retainer fee of $5,000 in addition to normal Board and committee fees. Directors' fees and retainers for the Company and the Bank are not paid to directors who are also full time officers of the Bank or the Company. The Company in 1999 paid premiums in the amount of $3,888 for health insurance for Ms. Buklad. The aggregate directors' fees and retainers earned by non-employee directors in 1999 was $148,800.

     Pursuant to a Deferred Compensation Plan that became effective on January 1, 1995, non-employee directors are allowed to defer all or a portion of their annual fees and retainers. During 1999 the Company matched each director's deferral at a rate of $.50 per dollar deferred. If a participant ceases to be a director for any reason, such participant will at that time be entitled to receive from the Company the aggregate amount of his or her deferred fees and retainers and the Company's matching contributions, plus earnings on such amount at an annual rate which may vary from year to year. The rate is based upon the prime rate and is adjusted annually. The total amount to which any participating director will be entitled will depend upon several factors, including the number of years of participation and the amount of fees and retainers earned and deferred. The annual cost to the Company for 1999 was $69,100 which includes the Company's matching contributions and interest earned.

     For 2000 non-employee directors of the Company will continue to be paid $600 per Bank Board meeting. Non-employee directors will also be paid $200 for attending each committee meeting of the Board of Directors of the Company or the Bank and the chairman of each such committee will be paid $250. During 2000 all non-employee directors will be paid an annual retainer of $5,000, to be paid in quarterly increments at the end of each calendar quarter. Non-employee directors will be paid $100 for each Company Board meeting attended which is not held on the same day as a Bank Board meeting.

     In 1994, the Company's Board of Directors adopted the Yardville National Bancorp 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan is administered by a committee (the "1994 Plan Committee") of not less than two employee directors of the Company. Presently, Mr. Destribats and Mr. Ryan constitute the 1994 Plan Committee. Under the 1994 Plan, the 1994 Plan Committee may grant options to purchase up to 144,000 shares of Common Stock in the aggregate to non-employee directors of the Company. The purchase price per share under each option shall be determined by the 1994 Plan Committee but may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The 1994 Plan provides for adjustment of the number of shares subject to the 1994 Plan and the number of shares that may be purchased and the purchase price under each outstanding option in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations and similar events. The 1994 Plan Committee has discretion to establish the term and vesting schedule for each option, although the term may not exceed ten years, and the 1994 Plan provides that options generally will vest during a period of up to five years after the date of grant.

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total return performance (assuming reinvestment of dividends) to holders of the Company's Common Stock with that of the Total Return Index for The NASDAQ Stock Market (U.S. Companies) and the peer group index of NASDAQ Bank Stocks, both of which are published indexes. This comparison includes the period beginning June 9, 1995 through December 31, 1999. The Company's shares of Common Stock are traded on the NASDAQ National Market System under the symbol "YANB". The comparison of the cumulative return for each investment assumes that $100 was invested in the Company's Common Stock and in each index on June 9, 1995, the date on which the Company's Common Stock began trading on the NASDAQ National Market System.

                               [GRAPHIC OMITTED]

                                                                Period Ending
                              -----------------------------------------------------------------------------------
Index                         6/9/95         12/31/95       12/31/96       12/31/97       12/31/98      12/31/99
-----------------------------------------------------------------------------------------------------------------
Yardville National Bancorp    100.00          113.87         144.86         267.39         222.66        189.09
NASDAQ - Total US             100.00          119.87         147.49         180.72         254.65        460.06
NASDAQ Bank Index             100.00          127.29         168.07         281.40         279.46        268.61

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT

     The following report was prepared by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"), consisting of two internal directors and three independent outside directors. The Committee is responsible for establishing and overseeing policies governing long-term compensation programs for executive level officers of the Company, to attract, motivate and retain key executives responsible for the success of the Company as a whole. The actions of the Committee are presented to the Board of Directors for ratification. When the Committee's actions relate to officers who are Directors, the Board (exclusive of the Officer-Directors) reviews the recommendations of the Committee and approves final compensation arrangements.

     The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork.

     Within this overall philosophy, the Committee's specific objectives are to:

     Offer a total compensation program that takes into account the compensation practices and financial performance for comparable positions in other financial institutions.

     Promote achievement of year-to-year financial and business objectives for the Company and the Bank.

     Motivate key executives to fulfill their responsibilities in meeting their corporate business objectives.

     Reward executives for long-term strategic management and the enhancement of shareholder value through ownership of the Company.

     There are three major components of the Company's executive officer compensation:

     1) Base Annual Salary

     2) Annual Incentive Awards (Cash Bonuses and Supplemental Salary Compensation)

     3) Long Term Incentive Awards (Stock Options)

     The Committee determines compensation by evaluating the responsibilities of the position held and the experience of the individual and considers compensation practices and financial performance for comparable positions within the Company's peer group of financial institutions of comparable size and structure.

     Generally, annual salary adjustments, cash bonuses and supplemental salary compensation are determined by evaluating the performance of the Company and each executive officer. The Committee considers financial and non-financial performance such as market share, operational productivity, loan servicing, innovation and enhancement of employee development and customer satisfaction, however, it does not apply any specific formula or assign any specific weights to these factors in making compensation decisions.

     In reviewing and establishing the Chief Executive Officer's (CEO) annual salary, the Committee places significant emphasis on the Company's financial performance and takes into account annual salaries of peer banks and banks geographically approximate to the Company's market area. The CEO's annual cash bonus is determined pursuant to the formula described below.

     In January 1999 the Board of Directors set Mr. Ryan's annual salary for each of the two years ending January 31, 2000 and 2001, at $225,000 per year, with the potential to receive a cash bonus in each year equal to 2% of fiscal year-end profits of the Company after tax if earnings exceed $5,000,000. Mr. Ryan's annual salary in 1999 was determined as a result of several factors. Net income increased 11.5% in 1998 over 1997's record results. Earnings per share and cash dividends declared per share increased 12.2% and 20.8%, respectively. Under Mr. Ryan's direction, the Bank has solidified its reputation as one of the pre-eminent business lenders in its marketplace. The Company's loan portfolio grew 27.5% in 1998 in a competitive environment. Mr. Ryan's employment contract is reviewed and may be adjusted annually by the Board of Directors. The Company under Mr. Ryan's leadership, recorded further increases in net income, loans, and deposits in 1999. Net income increased 43.7% in 1999 over 1998's record results. Loans and deposits grew 31.5% and 43.1% respectively. Based upon the Company's financial performance during fiscal year 1999 and the Company's expected growth in 2000, Mr. Ryan's annual base salary for the twelve month period commencing January 31, 2000 remained at $225,000.

                 ORGANIZATION & COMPENSATION COMMITTEE MEMBERS
                           F. KEVIN TYLUS (CHAIRMAN)
                               JAY G. DESTRIBATS
                                PATRICK M. RYAN
                            ELBERT G. BASOLIS, JR.
                            WELDON J. McDANIEL, JR.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization and Compensation Committee of the Company's Board of Directors is responsible for recommending annual compensation and long-term compensation plans for executive officers of the Company. Recommendations are then evaluated and ratified by the full Board of Directors. Annual compensation and long-term compensation plans for Messrs. Destribats and Ryan are determined by the non-employee directors of the Committee.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("ten-percent holders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten-percent holders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required except as noted below, the Company believes that, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors, and ten-percent holders were satisfied.

     Ms. Buklad, Mr. Matlack, Mr. McDaniel, Jr., and Mr. Ryan each failed to timely file a Form 4 for one transaction in the fiscal year ended December 31, 1999. Each subsequently filed a Form 4 for their transactions.

            CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Certain directors and officers of the Company and their associates are or have been in the past customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. The aggregate extension of credit to directors, officers, and their associates as a group was approximately $10.8 million as of December 31, 1999. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of the Company and the Bank, did not involve more than normal risks of collectibility or present other unfavorable features.

     The Bank has had, and expects in the future to have, banking transactions in the ordinary course of business with many of its directors, executive officers and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others.

     Jay G. Destribats, the Chairman of the Board of the Company and member of the Organization and Compensation Committee, is a partner in the law firm of Destribats, Campbell, DeSantis, Magee and O'Donnell. The firm performed general legal services for the Bank during 1999 and continues to perform such services in 2000. In 1999, Destribats, Campbell, DeSantis, Magee and O'Donnell were paid $42,741 by the Bank for its services.

     In October 1999, upon the expiration of the initial five year term, the Bank renewed its lease for a five-year period for its Trenton branch office, which is owned by The Lalor Urban Renewal Limited Partnership. The Lalor Corporation, which is the general partner of the limited partnership, is owned by Sidney L. Hofing, a director of the Company. Under the lease the Bank is obligated to pay approximately $2,400 per month excluding utility and maintenance expenses.

     In 1999, the Bank acquired a property in Bordentown, New Jersey from the bankruptcy estate of a borrower. In 2000, the Bank proposes to sell the property to a limited liability company of which Mr. Hofing is a member, and lease the property from that company for use as a bank branch. The purchase and sale prices which the Bank expects to be approximately equal amount, and the terms of the lease, which the Bank expects to include terms (including lease payments) comparable to lease transactions for similar properties in the local market, have not yet been determined.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP, independent public accountants, has audited the books and records of the Company since 1985 and the Bank since 1979. The Board expects to retain KPMG LLP as the Company's independent public accountants for the 2000 fiscal year.

     KPMG LLP has advised the Company that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     A shareholder who wishes to nominate any individual as a director or have the Shareholders take any action at the Annual Meeting of Shareholders in 2001 shall notify the Secretary of the Company at 2465 Kuser Road, Hamilton, New Jersey 08690 by registered mail, return receipt requested, by February 24, 2000. Any such notice by a shareholder shall specify (I) the name of the shareholder who will make the nomination or proposal or on whose behalf the proposal or nomination will be made, (II) the names of all other shareholders who are acting directly or indirectly with the proposing shareholder or have an understanding directly or indirectly with the proposing shareholder, (III) the number of shares which the shareholder reasonably anticipates may be voted in favor of the proposal, and (IV) the name, address and business background of any nominee and/or the full text of any proposal. In order for a shareholder proposal to be included in the Company's Proxy Statement for the Annual Meeting of Shareholders in 2001, in addition to meeting all of the requirements set forth above, and all requirements of applicable security laws the Company must receive the proposal by December 10, 2000.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.

     Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

                                         BY ORDER OF THE BOARD OF DIRECTORS




                                         STEPHEN F. CARMAN, Secretary
April 10, 2000
Hamilton, New Jersey

                                                                     APPENDIX A


                          YARDVILLE NATIONAL BANCORP
                            1997 STOCK OPTION PLAN
                      (as Amended Effective May 2, 2000)


(1) Purpose of Plan

     The 1997 Stock Option Plan (the "Plan") is designed to assist Yardville National Bancorp (the "Company") in attracting and retaining highly qualified persons as employees of the Company and its Subsidiaries and to provide such key employees with incentives to contribute to the growth and development of the business of the Company. This Plan provides for the granting of both incentive stock options under Section 422 of the Code and non-qualified stock options.


(2) Definitions

     Unless the context otherwise indicates, the following terms have the following meanings:

     "Board" -- means the Board of Directors of the Company as constituted from time to time.

     "Business Day" -- means a day (other than a Saturday or Sunday) on which the principal office of the Company is open for the conduct of normal business.


     "Change of Control" -- means the acquisition by any person or group acting in concert of beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of forty percent (40%) or more of any class of equity security of the Company.

     "Code" -- means the Internal Revenue Code of 1986, as the same may from time to time be amended.

     "Committee" -- means the Committee referred to in Section 4 hereof.

     "Common Stock" -- means the Common Stock, no par value, of the Company.

     "Designated Beneficiary" -- means the person designated by an optionee to be entitled on his death to any remaining rights arising out of an option, such designation to be made in accordance with such regulations as the Committee may implement from time to time.

     "Director" -- means a member of the Board, who is not currently an officer of the Company or Subsidiary of the Company, or otherwise currently employed by the Company or Subsidiary of the Company; who does not receive compensation either directly or indirectly from the Company or Subsidiary of the Company, for services rendered as a consultant or in any other capacity other than as a Director; and otherwise qualifies as a "Non-Employee director" under Rule 16b-3 under the Exchange Act.

     "Employee" -- means any employee (including any officer) of the Company or any Subsidiary of the Company.

     "Exchange Act" -- means the Securities and Exchange Act of 1934, as it may be amended from time to time, or any successor act or statute.

     "Fair Market Value" -- means the fair market value of Common Stock as determined by the Committee in accordance with Section 6(b) hereof.

     "Incentive Stock Options" -- means stock options which constitute incentive stock options within the meaning of Section 422, or any successor section, of the Code having the provisions specified in the Plan for such incentive stock options.

     "Non-Qualified Stock Options" -- means stock options to purchase shares of Common Stock granted to a participant under the Plan which are not intended to be Incentive Stock Options.

     "Parent" -- means "Parent Corporation" as defined in Section 424(e), or any successor section, of the Code.

     "Stock Option Agreement" -- means a stock option agreement entered into between the Company and an employee pursuant to the Plan period.

     "Subsidiary" -- means "Subsidiary Corporation" as defined in Section 424(f), or any successor section, of the Code.

     "Ten Percent Shareholder" -- shall mean any person who, immediately after any option is granted to such person, owns within the meaning of Section 422
(b) (6), (or any successor section of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, its Parent, if any, or its Subsidiaries.

(3) Stock Subject to Plan

     The shares to be issued upon exercise of the options granted under the Plan shall be Common Stock. The maximum number of shares of Common Stock for which options may be granted under the Plan shall be 1,070,000 shares (subject to adjustment as provided in section 9 hereof). The Common Stock to be issued upon exercise of the options may be authorized but unissued shares or treasury shares, as determined from time to time by the Committee. If any option granted under the Plan shall expire or terminate for any reason whatsoever without having been exercised in full, the unpurchased shares of Common Stock previously subject to such option shall become available for new options.

(4) Administration

     (a) The Plan shall be administered by a Stock Option Committee (the "Committee") of not less than two Directors. The Board shall annually appoint the members of the Stock Option Committee at the annual reorganization meeting of the Board.

     (b) The Board shall fill all vacancies on the Committee and may remove any member of the Committee at any time with or without cause. The Committee shall select its own chairman and shall adopt, alter or repeal such rules and procedures as it may deem proper and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its proceedings. Action by a majority of the Committee members present at any meeting at which a quorum is present, or action approved in writing by all members of the Committee without a meeting, shall constitute the acts of the Committee.

     (c) Subject to the provisions of the Plan, the Committee shall have the full and final authority to (i) determine the Employees to whom, and the times at which, options shall be granted and the number of shares subject to each option; (ii) prescribe, amend and determine the provisions of options granted under the Plan (which need not be identical) and, with the consent of the holder thereof, amend or modify any option; (iii) determine the provisions of options granted under the Plan (which need not be identical) and with the consent of the holder thereof, amend or modify any option; (iv) interpret the Plan and the respective options; and (v) make all other determinations necessary or advisable for administering the Plan. All determinations and interpretations by the Committee shall be binding upon all parties. No member of the Committee or the Board shall be liable for any action or determination made in good faith in respect of the Plan or any option granted under it.

     (d) The provisions of this Section 4 shall survive any termination of the Plan.

(5) Eligibility for Award of Options

     (a) Options may be granted only to Employees. Any reference in the Plan to "employment by the Company" shall also be deemed to include employment by any Subsidiary of the Company. Determination by the Committee or the Board, as to who are eligible Employees shall be conclusive.

     (b) A person who is a director of the Company or any Subsidiary shall not be considered an employee for the purpose of the Plan solely because he or she is a director. However, a person who is an employee shall not be disqualified by virtue of being a director of the Company or any Subsidiary.

     (c) More than one option may be granted to any eligible employee.

(6) Option Price

     (a) The purchase price of the Common Stock under each option shall be determined by the Committee. The purchase price shall be at least 100 percent (100%) of the Fair Market Value on the date of the grant of the option. The purchase price under an Incentive Stock Option granted to an employee who is a Ten Percent Stockholder shall be at least 110% of the Fair Market Value on the date of the grant of the Incentive Stock Option.

     (b) "Fair Market Value", as of the time of any determination by the Committee, shall mean the closing price of a share of Common Stock on the immediately preceding business day as reported by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar organization if NASDAQ is no longer reporting such information.

(7) Federal Income Tax Consequences Under the Plan

     The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during the calendar year (under the Plan or any other plan of the Company, its Parent, if any and its Subsidiaries) shall not exceed the sum of $100,000. Such aggregate Fair Market Value shall be determined as of the date such Options is granted.

     Incentive Stock Options

     For Incentive Stock Options, the optionee will not realize any taxable income upon receipt of shares upon the exercise of the option. However, the excess of the Fair Market Value of the stock on the date of exercise over the exercise price is an item of adjustment to be taken into account in determining whether the "alternative minimum tax" will apply for the year of exercise. If the shares acquired upon exercise are held at least two years from the date of grant and one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). If the two year and one year holding periods are not met (a "disqualifying disposition"), an optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) the Fair Market Value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term or short-term gain depending upon whether the stock has been held for more than twelve months. If an optionee makes a disqualifying disposition, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

     In general, if an optionee in exercising an Incentive Stock Option tenders shares of Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another Incentive Stock Option and the tender is within two years from the date of grant or one year after the date of exercise of the other Incentive Stock Options, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other Incentive Stock Option.

     As noted above, the exercise of an Incentive Stock Option could subject the optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the Fair Market Value of the Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of adjustment for purposes of the alternative minimum tax. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in a given year. (alternative minimum tax, if applicable, would be incurred equal to 26% of the excess alternative minimum taxable income up to $175,000 and 28% for any amount in excess of $175,000).

     Non-Qualified Stock Options

     Non-Qualified Stock Options granted under the 1997 Plan do not qualify as Incentive Stock Options and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted an Non-Qualified Stock Option. However, upon its exercise, the optionee will recognize ordinary income for Federal tax purposes measured by the excess of the then Fair Market Value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes. Generally upon exercise of a Non-Qualified Stock Option, the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise.

     The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a Non-Qualified Stock Option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired upon the exercise of a Non-Qualified Stock Option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as a long-term capital gain or loss if the shares have been held for more than one year at their disposition.

     Tax Rates

     Under current law, the maximum marginal Federal income tax rate on ordinary income is 39.6%. The maximum Federal income tax imposed on adjusted net capital gains, however, is 20%. Net capital gains means the excess of net long-term capital gains over net short-term capital loss. Net short-term capital gains may be taxed at rates for ordinary income. Capital losses may be offset only against capital gains and may be deducted against ordinary income only to the extent of three thousand dollars ($3,000) per year.

     The foregoing Federal income tax information is a summary only, and does not purport to be a complete statement of the relevant provisions of the Code. Because of the complexity of the Federal income tax laws and the application of various state income tax laws, optionees are advised to consult their personal tax advisors before exercising an option or disposing of any stock received pursuant to the exercise of an option.

(8) Terms and Exercise of Options

     (a) Maximum 10 Year Termination Date. Each option shall expire no later than ten years after the date on which it shall have been granted, but the Committee in its discretion may prescribe a shorter period for any individual option or options. Any Incentive Stock Option granted to a person who is a Ten Percent Stockholder shall terminate no later than 5 years after the date on which the Incentive Stock Option was granted. The date of termination pursuant to this paragraph is referred to hereinafter as the "termination date of the option."

     (b) Vesting.

        (i) Options shall be exercisable at such times and in such installments, if any, as the Committee may determine. In the event any option is exercisable in installments, any shares which may be purchased during any year or other period which are not purchased during such year or other period may be purchased at any time or from time to time during any subsequent year or period during the term of the option unless otherwise provided in the Stock Option Agreement.

        (ii) While the Committee may set any vesting schedule which it wishes, it is the expectation of the Board in adopting this Plan that the options vest during a period of up to five years after the date of grant. For example, the Committee may provide that only 25% of the shares granted under the option may be purchased during the first year after the date of grant, an additional 25% of the shares may be purchased commencing two years after the date of grant and 100% of the stock may be purchased only 4 years after the date of the grant.

        (iii) In connection with any proposed sale or conveyance of all or substantially all of the assets of the Company or of any proposed consolidation or merger of the Company or of any proposed Change Control of the Company, the Board in its discretion may accelerate the vesting schedule of any or all options. In the event the Board does determine to accelerate the vesting schedule, it shall notify each holder of an option whose vesting schedule has been accelerated.

     (c) Means of Exercise of Option. An option shall be exercised by written notice to the Secretary or Treasurer of the Company at its principal office. The notice shall specify the number of shares as to which the option is being exercised and shall be accompanied by payment in full of the purchase price for such shares. An optionee at his discretion may, in lieu of cash payment, deliver Common Stock already owned, with a Fair Market Value (on the date of exercise) equal to the purchase price for the shares being acquired pursuant to exercise of the option, as payment for the exercise of any option. In the event an option is being exercised in whole or in part, by any person other than the optionee, a notice of election shall be accompanied by proof satisfactory to the Company of the rights of such person to exercise said option. An optionee shall not, by virtue of granting of an option, be entitled to any rights of a shareholder in the Company and he shall not be considered a record holder of shares purchased by him until the date on which he shall actually be recorded as the holder of such shares upon the stock records of the Company. The Company shall not be required to issue any fractional shares upon exercise of any option and shall not be required to pay to the person exercising the option the cash equivalent of any fractional share interest unless so determined by the Committee.

     (d) Options are Non-Transferable. No stock option may be transferred by the optionee (except in connection with death or disability as provided in Section 8 (j).

     (e) Options Lapse 3 Months After Termination of Employment. In the event of the termination of an optionee's employment by the Company or its Subsidiaries at any time for any reason (excluding disability or death), his option and all rights thereunder shall be exercisable by the optionee at any time within three (3) months thereafter but only to the extent exercisable by him on the date of termination of his employment and in no event later than the termination date of his option.

     (f) Options Exercisable 12 Months After Termination in the Event of Disability. In the event an employee is permanently and totally disabled (within the meaning of Section 422 (c) (6), or any successor section, of the Code), his option and all rights thereunder shall be exercisable by the optionee at any time within twelve (12) months of his termination of employment, but in no event later than the termination date of the option.

     (g) Options Exercisable 12 Months After Date of Death. If an optionee shall die while in the employ of the Company or any of its Subsidiaries, his option may be exercised within twelve (12) months after the date of his death, but only to the extent exercisable by the optionee at his death and the option may not be exercised later than the termination date of the option.

     (h) No Right to Continued Employment. Nothing in the Plan or in any option granted pursuant hereto shall confer on any individual any right to continue in the employ of the Company or any of its Subsidiaries or prevent or interfere in any way with the right of the Company or its Subsidiaries to terminate his employment at any time, with or without cause.

     (i) Options Must Be Evidenced by Writing. Each option granted pursuant to the Plan shall be evidenced by a written Stock Option Agreement, duly executed by the Company and the optionee, in such form and containing such provisions as the Committee may from time to time authorize or approve.

     (j) In the event of an Employee's death or disability (within the meaning of Section 422(c)(6), or any successor section, of the Code), such Employee's Designated Beneficiaries, legal representative or executor shall have the right to exercise such Employee's options to the same extent as such Employee would have under Sections 8(e), (f) or (g), as applicable, as of the date on which such Employee's employment by the Company or any Subsidiary terminated.

(9) Adjustments

     The Stock Option Agreement shall contain appropriate provisions for the adjustment of the kind and number of shares subject to each outstanding option and the purchase price under each option in the event of any changes in the outstanding Common Stock of the Company by reason of stock dividends, stock splits, recapitalization, reorganizations, mergers, consolidations, combinations or exchanges of shares, and the like. In the event of any such change or changes in the outstanding Common Stock, and as often as the same shall occur, the kind and aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee or Board, whose determination shall be binding and conclusive.

(10) Amendment and Termination

     (a) Unless the Plan shall have been sooner terminated as provided herein, no incentive stock option shall be granted hereunder after April 24, 2007. The Board may at any time suspend or terminate the Plan as it may deem advisable, except that it may not without further shareholder approval (i) increase the maximum number of shares subject to the Plan (except for changes pursuant to Section 9), (ii) extend the period during which options may be granted or exercised or (iii) make any other change unless the Board determines that the change would not materially increase the cost of the Plan to the Company. Except as otherwise hereinafter provided, no alteration, suspension or termination of the Plan may, without the consent of the Employee to whom any option shall have theretofore been granted (or the person or persons entitled to exercise such option under Section 8 (f) or (g) of the Plan), terminate his option or adversely affect his rights thereunder.

     (b) Anything herein to the contrary notwithstanding, in the event that the Board shall at any time declare it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the assets of the Company or of any proposed consolidation or merger of the Company, the Company may give written notice to the holder of any option that his option may be exercised only within thirty (30) days after the date of such notice but not thereafter, and all rights under said option which shall not have been so exercised shall terminate at the expiration of such thirty (30) days, provided that the proposed sale, conveyance, consolidation or merger to which such notice shall relate shall be consummated within six (6) months after the date of such notice.

     In the event such notice shall have been given, any such option may be exercised either in whole or in part notwithstanding the vesting period required under the terms of the option for the exercise thereof. If such proposed sale, conveyance, consolidation or merger shall not be consummated within said time period, no unexercised rights under any option shall be affected by such notice except that such option may not be exercised between the date of expiration of such thirty (30) days and the date of the expiration of such six (6) months.

(11) Indemnification

     Any member of the Committee or the Board who is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a member of the Committee or the Board insofar as relates to the Plan shall be indemnified by the Company, and the Company may advance his related expenses, to the full extent permitted by law and/or the By-Laws of the Company.

(12) Effective Date of the Plan

     The Plan shall become effective on, and options may be granted thereunder after April 24, 1997, provided, however, that if the Plan shall not be approved by the holders of a majority of the outstanding voting stock of the Company within twelve months of said date, the Plan and all options granted thereunder shall be and become null and void, and provided, further, that no options granted by the Committee may be exercised prior to the approval of the Plan by shareholders.

(13) Expenses

     The Company shall pay all fees and expenses incurred in connection with the establishment and administration of the Plan.

(14) Government Regulations, Registration, and Listing of Stock

     (a) The Plan, and the grant and exercise of options thereunder, and the Company's obligation to sell and deliver stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

     (b) Unless a registration statement under the Securities Act of 1933 and the applicable rules and regulations thereunder (collectively the "Act") is then in effect with respect to shares issued upon exercise of any option (which registration shall not be required), the Company shall require that the offer and sale of such shares be exempt from the registration provisions of said Act. In furtherance of such exemption, the Company may require, as a condition precedent to the exercise of any option, that the person exercising the option give to the Company a written representation and undertaking, satisfactory form and substance to the Company, that he is acquiring the shares for his own resale thereof and otherwise establish to the Company's satisfaction that the offer or sale of the shares issuable upon exercise of the option will not constitute or result in any breach or violation of the Act of any similar state act or statute of any rules or regulations thereunder. In the event a registration statement under the Act is not then in effect with respect to the shares of Common Stock issued upon exercise of an option, the Company shall place upon any stock certificate an appropriate legend referring to the restrictions on disposition under the Act.

     (c) In the event the class of shares issuable upon the exercise of any option is listed on any national securities exchange, the Company shall not be required to issue or deliver any certificate for shares upon the exercise of any option prior to the listing of the shares so issuable on such national securities exchange and prior to the registration of the same under the Securities Exchange Act of 1934 or any similar act or statute.

                                                                  Please mark
                                                                  your votes as
                                                                  indicated in
                                                                  this example.

        This proxy will be voted as specified below. If no choice is specified, the proxy will be voted FOR the election of the four nominees for director shown below and FOR the amendment to the Company's 1997 Stock Option Plan.

The Board of Directors recommends a vote FOR each of the proposals.

PROPOSAL 1 - ELECTION OF FOUR DIRECTORS FOR TERMS EXPIRING IN 2003:

Lorraine Buklad, Sidney L. Hofing,
James J. Kelly and Louizs R. Matlack

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.

----------------------------------------------------------------------------
PROPOSAL 2 - AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN INCREASING THE NUMBER OF OPTIONS BY 660,000 TO ACQUIRE SHARES OF THE COMPANY'S COMMON STOCK.

FOR all nominees listed
(except as marked to the contrary)

WITHHOLD AUTHORITY
to vote for all nominees listed

FOR


AGAINST

ABSTAIN

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature(s)______________________________________________Date____________, 2000

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                           YARDVILLE NATIONAL BANCORP
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 2, 2000
                 Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Elbert G. Basolis, Jr. and Gilbert W. Lugossy and each of them, as Proxy, each with full power of substitution, to vote all of the shares of YARDVILLE NATIONAL BANCORP standing in the under-signed's name at the Annual meeting of Shareholders of Yardville National Bancorp, to be held at La Villa Ristorante, 2275 Kuser Road, Hamilton, New Jersey on Tuesday, May 2, 2000 at 10:00 A.M., and at any postponement or adjournment thereof, as indicated on the reverse side with respect to the election of directors, amendment to the 1997 Stock Option Plan, and in accordance with the recommendations of the Board of Directors on all other matters that come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

                (Continued and to be signed on the reverse side)